UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934 (the "Act")

January 8, 2008
(Date of earliest event reported)

GEOGLOBAL RESOURCES INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-32158 (Commission File Number)	33-0464753 (I.R.S. Employer Identification No.)

310, 605 – 1st Street S.W.
Calgary, Alberta, Canada T2P 3S9
(Address of principal executive offices)

Telephone Number (403) 777-9250
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(Former name or address, if changed since last report)

Item 1.01.  Entry into a Material Definitive Agreement

On January 8, 2008, we entered into an Assignment Agreement with Gujarat State Petroleum Corporation Limited (“GSPC”) pursuant to which we assigned all our rights to receive a 30% participating interest in two exploration blocks awarded by the Arab Republic of Egypt in exchange for an option, also entered into on January 8, 2008, exercisable on or before April 30, 2008 to reacquire all or a portion of those rights.  Our rights in the two exploration blocks arise out of a July 2006 joint study and bid agreement we entered into with GSPC and Alkor Petroo Limited to participate in the Egyptian government’s bid solicitation process related to six exploration blocks. The bid partners subsequently bid and won the right to explore two of the blocks, GANOPE Block 8 onshore (also known as South Diyur) and E-GAS Block 6 offshore (also known as N. Hap’y).

We previously provided GSPC with non-refundable bank guarantees totaling US$1.17 million, approximately 2% of our share of the joint bidders’ total financial commitments for conducting the first exploration phase on the two exploration blocks.  In the event we exercise the option, we will be required to pay to GSPC our pro rata share of all costs and expenses from the effective date of the option agreement (December 31, 2007).  We will also have to provide to GSPC bank guarantees equal to the remaining 98%, based upon our share of the rights we elect to reacquire, of the total financial commitment for conducting the first exploration phase on the two exploration blocks.  If we elected to participate to the full 30%, these additional bank guarantees would amount to approximately US$56.4 million.  In addition to the non-refundable US$1.17 million of bank guarantees, our oil and gas assets included at December 31, 2007 approximately US$2.4 million relating to our interests in the two exploration blocks which will be carried forward as an investment in the option pending our determination whether we will exercise any portion of the option.

Item 9.01.  Financial Statements and Exhibits.

(a)            Financial statements of business acquired.
Not applicable

(b)            Pro forma financial information
Not applicable

(c)            Exhibits:

10.1	Assignment Agreement for Exploration Blocks in Arab Republic of Egypt dated January 8, 2008.

10.2	Option Agreement for Participation in Exploration Blocks in Arab Republic of Egypt dated January 8, 2008.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  January 14, 2008
GEOGLOBAL RESOURCES INC.
(Registrant)

/s/ Allan J. Kent
Allan J. Kent
Executive VP & CFO